For release:	July 27, 2006

Contact:	Financial	Media
	Kevin L. Tate, CPA	Stacey Manzo
	Chief Financial Officer	(610) 660-6814
	(610) 660-6813	smanzo@uaigroupinc.com
ktate@uaigroupinc.com
United America Indemnity, Ltd. Reports Second Quarter 2006 Results
     George Town, Grand Cayman, Cayman Islands (July 27, 2006) — United America Indemnity, Ltd. (NASDAQ:INDM) today reported results for the second quarter of 2006.
     Selected financial data for the second quarter 2006 included:
•	An 11.8% increase in operating income to $20.3 million or $0.55 per diluted share, compared to $18.2 million or $0.49 per diluted share recorded in the second quarter of 2005.

•	A combined ratio of 91.4%.

•	A 33.6% increase in cash flow provided by operating activities to $51.7 million as compared to $38.7 million in the second quarter of 2005.
     Financial highlights for the six months ended June 30, 2006 included:
•	A 16.2% increase in operating income to $38.0 million or $1.03 per diluted share, compared to $32.7 million or $0.91 per diluted share for the six months ended June 30, 2005.

•	A combined ratio of 91.2%.

•	A $73.1 million reduction in reinsurance receivables, net of collateral, to $513.3 million or 0.8 x shareholders’ equity at June 30, 2006.

•	A 3.0% increase in book value per share to $18.03 compared to book value per share of $17.51 at December 31, 2005. Excluding the impact of FAS 115, book value per share increased 5.8% during the first six months of 2006.

•	A 51.8% increase in cash flow provided by operating activities to $91.7 million as compared to $60.4 million in the six months ended June 30, 2005.
United America Indemnity’s Second Quarter 2006 Results
     United America Indemnity’s (the “Company’s”) operating income for the three months ended June 30, 2006 increased 11.8% to $20.3 million ($0.55 per diluted share) compared with $18.2 million ($0.49 per diluted share) for the same period in 2005.
     United America Indemnity’s net income for the three months ended June 30, 2006 increased 9.7% to $20.3 million ($0.55 per diluted share) compared with $18.5 million ($0.50 per diluted share) in the same period in 2005. Net income for the three months ended June 30, 2006 included $0.1 million of after-tax net realized investment losses compared to $0.3 million of after-tax net realized investment gains in the corresponding period of 2005.
     Kevin L. Tate, Chief Financial Officer, noted, “United America posted another excellent quarter. Book value per share grew to $18.03 or nearly 12% over the last twelve months, excluding the marked-to-market adjustment of our investment portfolio. This growth is particularly noteworthy due to the continued strength in our balance sheet as evidenced by our conservative investment portfolio, strengthening loss reserve position and declining reinsurance receivables.”
     The Company’s combined ratio, a key measure of insurance profitability, was 91.4% in the second quarter of 2006 compared with 88.5% in the same quarter of last year.
     Gross premiums written increased 2.1% to $167.3 million in the current quarter, from $163.9 million in the second quarter of 2005. Net premiums written increased 4.7% to $142.7 million from $136.3 million in the comparable quarter of 2005.
     William F. Schmidt, President and CEO of U.S. Insurance Operations, noted, “With the merger of Penn-America and United National substantially complete, the strong support of our network of general agents and the continued development of our brokerage facilities, we are well-positioned to compete in today’s excess and surplus lines marketplace.”
     Agency commission and fee revenues for Penn Independent Corporation (“Penn Independent”) were $8.8 million for the second quarter of 2006 also compared to $10.1 million for the second quarter of 2005.
     The Company ended the second quarter of 2006 with cash and invested assets of $1,498.7 million, an increase of $74.5 million, or 5.2%, from December 31, 2005. Net investment income for the second quarter of 2006 of $17.9 million increased 61.4% compared to the same quarter in 2005 due to an increase in cash and investment assets and increased investment yields on our fixed income portfolio. Net investment income for the second quarter of 2006 also included $2.0 million of limited partnership distributions compared to $1.0 million in the same period last year. Cash flow provided by operating activities in the second quarter of 2006 was $51.7 million compared to $38.7 million in the second quarter of 2005.
     The ratio of reinsurance receivables net of collateral to shareholders’ equity was 0.8 at June 30, 2006 and March 31, 2006 compared to 0.9 at December 31, 2005. Reinsurance receivables, net of collateral at June 30, 2006, decreased by 5.4% or $29.3 million from $542.6 million at March 31, 2006 and decreased by 12.5% or $73.1 million, to $513.3 million from $586.4 million at December 31, 2005. The aggregate amount of collateral securing the reinsurance receivables held by United America Indemnity was $654.3 million at June 30, 2006. Reinsurance receivables, gross of collateral at June 30, 2006, decreased 3.7% or $44.8 million, to $1,167.6 million from $1,212.4 million at March 31, 2006 and decreased 8.7% or $110.6 million from $1,278.2 million at December 31, 2005.
     United America Indemnity’s book value at June 30, 2006 of $664.5 million represents a 3.8% increase from United America Indemnity’s book value of $639.9 million on December 31, 2005. The Company’s book value per share increased 3.0% to $18.03 per share, compared to $17.51 per share at December 31, 2005. Book value per share at June 30, 2006 is based on 36.9 million aggregate Class A and Class B common shares outstanding.

United America Indemnity’s Second Quarter Gross and Net Premiums Written Results by Business Unit

	Three Months Ended June 30,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2006	2005	2006	2005
Penn-America	$106,370	$105,629	$96,746	$93,701
United National	60,925	58,273	45,942	42,593

Total	$167,295	$163,902	$142,688	$136,294

     Penn-America: Penn-America writes small commercial businesses through a select network of general agents. Gross premiums written and net premiums written increased 0.7% and 3.2%, respectively, compared with the second quarter of 2005. The increase in net premiums written was primarily the result of increased retentions relating to its casualty reinsurance treaties.
     United National: United National writes specialty products in four distinct market segments — professional liability, class specific, property and casualty brokerage and umbrella/excess liability. Gross premiums written and net premiums written increased 4.6% and 7.9%, respectively, compared with the second quarter of 2005. The increase in gross and net premiums written related primarily to an increase in property brokerage premiums combined with increased retentions relating to its casualty reinsurance treaties.
United America Indemnity’s Six Months Ended June 30, 2006 Results
     United America Indemnity, Ltd. completed its merger with Penn-America and its acquisition of Penn Independent on January 24, 2005. The results for United America Indemnity do not reflect the results of Penn-America and Penn Independent before this date.
     United America Indemnity’s operating income for the six months ended June 30, 2006 increased 16.2% to $38.0 million ($1.03 per diluted share) compared with $32.7 million ($0.91 per diluted share) for the same period in 2005.
     United America Indemnity’s net income for the six months ended June 30, 2006 increased 11.7% to $38.0 million ($1.03 per diluted share) compared with $34.0 million ($0.95 per diluted share) in the same period in 2005. Net income for the six months ended June 30, 2006 and 2005 included nominal amounts of after-tax net realized investment losses. Net income for the six months ended June 30, 2005 included an extraordinary gain of $1.4 million ($0.04 per diluted share). The Company’s combined ratio was 91.2% for the six months ended June 30, 2006 compared with 89.8% in the same period last year.
     Gross premiums written for the six months ended June 30, 2006 increased 9.2% to $326.9 million, from $299.4 million in the same period in 2005. Net premiums written increased 13.1% to $278.0 million from $245.8 million in the comparable period of 2005.
     Agency commissions and fee revenues for Penn Independent were $18.4 million for the six months ended June 30, 2006 compared to $16.4 million in the comparable period of 2005.

United America Indemnity’s Six Months Ended June 30, 2006 and 2005 Gross and Net Premiums Written Results by Business Lines

	Six Months Ended June 30,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2006	2005	2006	2005
Penn-America	$206,041	$183,949	$187,034	$163,180
United National	120,812	115,413	90,991	82,635

Total	$326,853	$299,362	$278,025	$245,815

     Penn-America: Gross premiums written increased 12.0% and net premiums written increased 14.6%. The increase in gross and net premiums written was primarily the result of the merger of United America Indemnity with Penn-America. Net premiums written also increased resulting from increased retentions relating to its casualty reinsurance treaties.
     United National: Gross premiums written and net premiums written increased 4.7% and 10.1% respectively, compared with the second quarter of 2005. The increase in gross and net premiums written related primarily to an increase in brokerage premiums combined with increased retentions relating to its reinsurance treaties.
     About United America Indemnity, Ltd.
     United America Indemnity, Ltd. (NASDAQ:INDM), through its several direct and indirect wholly owned subsidiary insurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and on a non-admitted basis, as well as a wholesale broker of personal and commercial insurance products. The company’s principal operating subsidiaries include:
•	Penn-America, a provider to small businesses across the United States of excess and surplus lines property and casualty insurance through a select network of general agents;

•	United National, a provider of specialty excess and surplus lines property and casualty insurance products in four distinct market segments — professional liability, class specific property and casualty insurance programs, specialty property and casualty brokerage, and umbrella/excess liability;

•	Penn Independent Corporation, a wholesale broker of commercial excess and surplus lines and specialty property and casualty insurance; and

•	Wind River Insurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.
For more information, visit the United America Indemnity, Ltd. Website at www.uai.ky.
Teleconference and Webcast for Interested Parties
     Saul A. Fox, Chairman, Joseph F. Morris, President and Kevin L. Tate, CPA, Chief Financial Officer of United America Indemnity, Ltd. and William F. Schmidt, President and CEO of U.S. Insurance Operations, will conduct a teleconference for interested parties on July 27, 2006 at 10:00 a.m. Eastern Time to discuss the second quarter 2006 results. To participate, telephone 800-901-5241 (U.S. and Canada) or 617-786-2963 (International) and enter access code 24274044 when prompted for a password. The teleconference will be available for replay until August 3, 2006. To listen to the replay, telephone 888-286-8010 (U.S. and Canada) or 617-801-6888 (International) and enter 86146391 when prompted for a password.
     This teleconference is also being webcast by CCBN and can be accessed at the Company’s website at www.uai.ky. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software.
     The webcast is also being distributed over CCBN’s Investor Distribution Network both to institutional and individual investors. Individual investors can listen to the teleconference through CCBN’s individual investor center as www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the teleconference via CCBN’s password protected event management site, StreetEvents (www.streetevents.com).
     Forward-Looking Information
     This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.
     The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
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Note: Tables Follow

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Gross premiums written	$167,295	$163,902	$326,853	$299,362

Net premiums written	$142,688	$136,294	$278,025	$245,815

Net premiums earned	133,751	119,802	269,181	221,914
Agency commission and fee revenues	8,804	10,115	18,351	16,367
Investment income, net	17,936	11,114	31,615	22,982
Net realized investment gains (losses)	(4)	394	39	(222)

Total revenues	160,487	141,425	319,186	261,041
Net losses and loss adjustment expense	80,464	71,221	159,428	134,818
Acquisition costs and other underwriting expenses	41,775	34,907	86,088	64,446
Agency commission and operating expenses	8,863	10,174	18,731	17,093
Corporate and other operating expenses	3,902	4,633	8,201	8,175
Interest expense	2,958	2,180	5,678	4,096

Income before income taxes	22,525	18,310	41,060	32,413
Income tax expense	2,315	145	3,600	226

Net income before equity in net income of partnerships	20,210	18,165	37,460	32,187
Minority interests, net of tax	4	(23)	—	9
Equity in net income of partnership	40	314	572	425

Net income before extraordinary gain	20,254	18,456	38,032	32,621
Extraordinary gain	—	—	—	1,426

Net income	$20,254	$18,456	$38,032	$34,047

Weighted average shares outstanding — basic	36,665	36,393	36,615	35,331

Weighted average shares outstanding — diluted	37,116	37,045	37,047	36,015

Net income per share — basic	$0.55	$0.51	$1.04	$0.96

Net income per share — diluted	$0.55	$0.50	$1.03	$0.95

Combined ratio analysis:
Before purchase accounting adjustments:
Loss ratio	60.2	56.1	59.2	57.1
Expense ratio	31.2	33.1	32.0	33.3

Combined ratio	91.4	89.2	91.2	90.4

Impact of purchase accounting adjustments:
Loss ratio	—	3.3	—	3.7
Expense ratio	—	(4.0)	—	(4.3)

Combined ratio	—	(0.7)	—	(0.6)

As reported, after purchase accounting adjustments:
Loss ratio	60.2	59.4	59.2	60.8
Expense ratio	31.2	29.1	32.0	29.0

Combined ratio	91.4	88.5	91.2	89.8

     Certain prior period amounts have been reclassified to conform to the 2006 presentation.

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
	June 30, 2006	December 31, 2005
ASSETS
Bonds:
Available for sale securities, at fair value (amortized cost: $1,277,588 and $1,092,137)	$1,238,145	$1,085,624
Preferred shares:
Available for sale securities, at fair value (cost: $3,744 and $6,563)	4,060	6,400
Common shares:
Available for sale securities, at fair value (cost: $56,799 and $56,654)	62,391	59,602
Other invested assets	56,224	52,427

Total investments	1,360,820	1,204,053

Cash and cash equivalents	137,894	220,122
Accounts receivable	23,812	24,235
Agents’ balances, net	89,301	78,669
Reinsurance receivables, net	1,167,575	1,278,156
Accrued investment income	14,076	12,260
Federal income taxes receivable, net	247	415
Deferred federal income taxes, net	25,954	21,646
Deferred acquisition costs, net	60,222	59,339
Goodwill	101,900	101,854
Intangible assets, net	30,007	30,852
Prepaid reinsurance premiums	40,129	41,688
Other assets	23,656	33,324

Total assets	$3,075,593	$3,106,613

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Unpaid losses and loss adjustment expenses	$1,855,890	$1,914,224
Unearned premiums	279,836	272,552
Amounts held for the account of others	21,869	22,781
Ceded balances payable	16,003	22,895
Insurance premiums payable	30,211	25,252
Contingent commissions	7,349	11,061
Payable for securities	6,622	—
Senior notes payable	90,000	90,000
Junior subordinated debentures	61,857	61,857
Notes and loans payable	5,512	6,455
Other liabilities	35,935	39,547

Total liabilities	2,411,084	2,466,624

Minority interest	—	62

Shareholders’ equity:
Common shares, $0.0001 par value	4	4
Additional paid-in capital	508,604	504,541
Accumulated other comprehensive income	(8,042)	9,471
Retained earnings	163,943	125,911

Total shareholders’ equity	664,509	639,927

Total liabilities and shareholders’ equity	$3,075,593	$3,106,613

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Operating income:	$20,327	$18,187	$38,046	$32,728

Adjustments:

Net realized investment gains (losses), net of tax	(73)	269	(14)	(107)

Extraordinary gain	—	—	—	1,426

Total after-tax adjustments	(73)	269	(14)	1,319

GAAP reported:

Net income	$20,254	$18,456	$38,032	$34,047

Weighted average shares outstanding — basic	36,665	36,393	36,615	35,331

Weighted average shares outstanding — diluted	37,116	37,045	37,047	36,015

Operating income per share — basic	$0.55	$0.50	$1.04	$0.93

Operating income per share — diluted	$0.55	$0.49	$1.03	$0.91

Note Regarding Operating Income
In managing its business and evaluating its performance, United America Indemnity’s management focuses on operating income (net income excluding after-tax net realized investment gains (losses) and extraordinary items that do not reflect overall operating trends) as a more appropriate measure of the net income attributable to the ongoing operations of the business. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.